Exhibit 99.1

                Nara Bancorp Reports $0.33 Earnings Per
                 Diluted Share for Third Quarter 2007


    LOS ANGELES--(BUSINESS WIRE)--Oct. 23, 2007--Nara Bancorp, Inc. (the "Company") (NASDAQ: NARA), the holding company of Nara Bank (the "Bank"), reported net income of $8.8 million, or $0.33 per diluted share, for third quarter 2007, compared to $8.7 million, or $0.33 per diluted share, for third quarter 2006. The settlement of the previously announced arbitration matter reduced net income by $394 thousand, net of $274 thousand in income taxes. On a pro forma basis, third quarter net income would have been $9.2 million, or $0.35 per diluted share, excluding the settlement charges.

    Min Kim, President and Chief Executive Officer, said, "We delivered a solid quarter despite a highly competitive deposit pricing environment that negatively impacted our net interest margin. We continued to generate strong loan production in both our commercial real estate and C&I portfolios, as well as our SBA lending business. Importantly, asset quality remained healthy as non-performing assets to total assets remained stable compared to the prior quarter. We also made progress on an important strategic initiative during the quarter with our acquisition of a branch in New Jersey. This acquisition, which is subject to regulatory approval, will provide branching rights in the state of New Jersey that will facilitate the further expansion of our East Coast franchise," said Ms. Kim.

    Third Quarter Financial Highlights (2007 vs. 2006):

    --  Net interest income increased 3% to $25.1 million

    --  Net interest margin of 4.67% compared to 5.25%

    --  Non-interest income increased 36% to $5.9 million

    --  Non-interest expense increased 12% to $14.6 million

    --  Net loans receivable increased 18% to $1.94 billion

    --  Deposits increased 10% to $1.81 billion

    --  Non-performing assets to total assets of 0.26% compared to
        0.23%

    Operating Results for Third Quarter 2007

    Net Interest Income and Net Interest Margin. Third quarter 2007 net interest income before provision for loan losses increased 3% to $25.1 million from $24.4 million for third quarter 2006. The improvement was attributable to a $20.8 million, or 4%, increase in net average interest-earning assets (average interest-earning assets minus average interest-bearing liabilities), which offset the 52 basis point decline in the net interest spread (yield on average interest-earning assets minus cost of average interest-earning liabilities). The resulting third quarter net interest margin (net interest income divided by average interest-earning assets) decreased 58 basis points to 4.67% from 5.25%.

    The weighted average yield on the loan portfolio for third quarter 2007 decreased 41 basis points to 8.87% from 9.28% for the same period last year. The decline was the result of an increase in the percentage of fixed-rate loans in the loan portfolio that have lower yields, as borrowers migrated to fixed-rate loans offered at lower interest rates than the interest rates offered for adjustable rate loans during 2006 and 2007. The 50 basis point rate cut by the Federal Reserve Bank on September 18, 2007 had a nominal impact on the quarter, but will have a negative effect in future quarters, as the Company's adjustable rate loans are expected to reprice downward at a faster rate than its deposit liabilities. The weighted average yield on the adjustable rate and fixed rate loan portfolios at September 30, 2007 were 8.79% and 7.72%, respectively, compared to 9.38% and 7.63% at September 30, 2006. At September 30, 2007, 48% of the loan portfolio consisted of fixed-rate loans, compared to 35% at September 30, 2006.

    The weighted average cost of deposits for third quarter 2007 increased 39 basis points to 3.94% from 3.55% for the same period last year. The increase in the cost of deposits was partially affected by the decrease in the average balance of non-interest bearing demand deposits. At September 30, 2007, non-interest bearing demand deposits accounted for 20.4% of total deposits, compared to 23.4% of total deposits at September 30, 2006. The cost of the interest-bearing demand deposits, primarily money market accounts, increased 70 basis points to 4.33% for third quarter 2007 from 3.63% for third quarter of 2006. The increase was due to a money market account deposit campaign initiated during fourth quarter 2006, which carried over into 2007. The cost of time deposits increased 23 basis points to 5.29% for third quarter 2007 from 5.06% for third quarter 2006, accounting for a substantial portion of the increase in deposit interest costs.

    The weighted average cost of other borrowings for third quarter 2007 decreased 159 basis points to 5.22% from 6.81% for third quarter 2006. The reduction in the weighted average cost of borrowings is primarily attributable to lower rates on FHLB advances and trust preferred securities. The average cost for FHLB advances was 4.47% for third quarter 2007, compared to 4.74% for third quarter 2006, and the average cost of trust preferred securities was 8.81% for third quarter 2007, compared to 9.34% for third quarter 2006.

    Sequentially, third quarter 2007 net interest income before provision for loan losses increased $925 thousand, or 4%, from second quarter 2007. Net average interest-earning assets decreased by $9.6 million, or 2%, and the net interest spread increased by 2 basis points, resulting in a decline of 5 basis points in the net interest margin to 4.67% from 4.72%.

    Compared to second quarter 2007, the cost of total deposits increased 12 basis points to 3.94% from 3.82%. The cost of time deposits was 5.29%, 4 basis points higher than second quarter 2007. However, at September 30, 2007, the spot rate for time deposits was 5.20%, compared to 5.29% at June 30, 2007, a decline of 9 basis points.

    Prepayment penalty income for third quarter 2007, second quarter 2007 and third quarter 2006 was $654 thousand, $524 thousand, and $618 thousand, respectively. Excluding the effect of prepayment penalty income, the net interest margin for third quarter 2007, second quarter 2007, and third quarter 2006 was 4.55%, 4.61%, and 5.11%, respectively.

    Non-interest Income. Third quarter 2007 non-interest income was higher by $1.5 million, or 36%, compared to third quarter 2006. This increase was primarily due to an increase in net gains on sales of SBA and other loans. Net gains on sales of SBA loans increased $737 thousand, or 80%, to $1.7 million for third quarter 2007 from $922 thousand for third quarter 2006. The increase was primarily due to a 151% increase in loans originated and a 180% increase in SBA loans sold. The Bank also sold $12.0 million of commercial real estate loans during third quarter 2007 to help manage portfolio concentration and liquidity, which resulted in gains of $518 thousand.

    Sequentially, non-interest income decreased 4%, primarily due to the decrease in net gains on sales of SBA and other loans. Net gains on sales of SBA and other loans decreased 13% to $2.2 million during third quarter 2007, compared to $2.5 million in second quarter 2007. Although SBA sales volume increased, the premium received on sales decreased, due primarily to market expectations of faster prepayments.

    Non-interest Expense. Third quarter non-interest expense was $14.6 million, higher by $1.6 million, or 12%, compared to third quarter 2006. Salaries and employee benefits expense increased 15% over the same quarter of the prior year, primarily due to increased salaries and bonuses. Occupancy expense increased 8%, primarily due to increased lease expense for lease renewals and the relocation of the corporate headquarters during October 2006. Furniture and equipment expense increased 24%, primarily due to higher amortization and depreciation expenses related to furniture and equipment purchased for the new corporate headquarters, and IT-related equipment purchased to support and enhance the Company's technology. Professional fees decreased by $274 thousand, or 34%, over the same quarter of the prior year primarily due to non-recurring executive search fees in 2006. Data processing and communication expense decreased $231 thousand, or 22%, over the same quarter of the prior year primarily due to purging of closed accounts and closing of unused telephone lines. Other expense increased by $783 thousand, or 42%, over the same quarter of the prior year. Included in other expense was the settlement from the arbitration matter mentioned in previous quarters in the amount of $668 thousand. Excluding such settlement, other expense increased 6% from third quarter 2006.

    Sequentially, non-interest expense in third quarter 2007 increased 4% to $14.6 million from $14.1 million in second quarter 2007.
Salaries and employee benefits increased $575 thousand, or 9%, primarily due to an increase in accrued bonuses. Professional fees decreased $508 thousand, or 48%, primarily due to the higher legal fees incurred during the second quarter 2007 related to the arbitration matter which was settled during third quarter 2007.

    Income Taxes. The effective tax rate was 41.0% for third quarter 2007 compared to 41.2% for second quarter 2007 and 40.5% for third quarter 2006. During third quarter 2006, certain tax contingencies were resolved resulting in a reduction in deferred tax liabilities and tax expense of approximately $180,000.

    Balance Sheet Summary

    At September 30, 2007 total assets were $2.34 billion, compared to $2.22 billion at June 30, 2007, an increase of 23% (annualized).

    Gross loans receivable were $1.96 billion at September 30, 2007, an increase of 17% (annualized) from the $1.88 billion at June 30, 2007. New loan production was $245 million during third quarter 2007, compared to $282 million during second quarter 2007, and $195 million during third quarter 2006. Loan pay-offs during third quarter 2007, second quarter 2007, and third quarter 2006 were $85 million, $106 million, and $112 million, respectively.

    SBA loan originations were $58.5 million during third quarter 2007 compared to $57.3 million during second quarter 2007, and $23.3 million during third quarter 2006. Sales of SBA loans during third quarter 2007 were $43.1 million, compared to $33.4 million during second quarter 2007, and $15.4 million during third quarter 2006.

    Total deposits were $1.81 billion at September 30, 2007, an increase of 4% (annualized) from $1.80 billion at June 30, 2007. Money market deposits increased $6 million, or 10% (annualized). Retail CDs declined by $25 million or 12% (annualized), while State Treasurer and brokered deposits increased by $56 million, or 124% (annualized). Total CDs increased $32 million, or 13% (annualized) since June 30, 2007.

    FHLB advances were $240.0 million at September 30, 2007, compared to $120.0 million at June 30, 2007. The increase in FHLB advances reflects the continuation of the Company's strategy to augment deposits with borrowings as a source of match-funding fixed-rate loan originations. The weighted average cost of FHLB advances was 4.47% during third quarter 2007, compared to 4.31% during second quarter of 2007, and 4.74% during third quarter of 2006.

    Asset Quality

    The Company recorded a provision for loan losses of $1.6 million in third quarter 2007, compared to $1.4 million in the second quarter of 2007 and $1.2 million in the same period of the prior year. The increase in provision for loan losses primarily reflects the growth in the loan portfolio and a year over year increase in the level of net charge-offs.

    Non-performing assets at September 30, 2007 were $6.1 million, or 0.26% of total assets, compared to $6.0 million, or 0.27% of total assets, at June 30, 2007, and $4.6 million, or 0.23% of total assets, at September 30, 2006. Since 2002, non-performing assets have averaged 0.28% of total assets on an annual basis. The Company also noted that it has no exposure to sub-prime residential real estate mortgages in either its loan or securities portfolios.

    Non-performing loans at September 30, 2007 were $5.5 million, or 0.28% of total loans, compared to $5.8 million, or 0.31% of total loans, at June 30, 2007, and $4.0 million, or 0.24% of total loans at September 30, 2006. Included in non-performing loans at September 30, 2007 were two loans placed on non-accrual during first quarter 2007. One loan for $1.3 million was put on an interest-only workout for six months during the second quarter 2007 and has been paying as agreed, and the other loan for $1.6 million is currently in process of a similar workout arrangement with guarantors of the loan. No loss is anticipated on either loan.

    Total delinquencies were $10.0 million at September 30, 2007, up slightly from $9.4 million at June 30, 2007, but down significantly from $12.0 million at March 31, 2007 and $13.0 million at September 30, 2006.

    Net loan charge-offs during third quarter 2007 were $1.2 million, or 0.25% of average loans on an annualized basis, compared to $1.0 million during second quarter 2007, or 0.22% of average loans on an annualized basis, and $0.43 million during third quarter 2006, or 0.11% of average loans on an annualized basis. Annual charge-offs have averaged 18 basis points since 2002.

    The allowance for loan losses at September 30, 2007 was $19.4 million, or 0.99% of gross loans receivable, compared to $19.1 million, or 1.02% of gross loans receivable, at June 30, 2007, and $18.9 million, or 1.14% of gross loans receivable at September 30, 2006. The allowance to non-performing loans was 354%, 332% and 475% at September 30, 2007, June 30, 2007, and September 30, 2006, respectively.

    Performance Ratios

    The annualized return on average equity (ROE) for third quarter 2007 was 16.85%, compared to 17.53% for second quarter 2007 and 20.36% for third quarter 2006.

    The annualized return on average assets (ROA) for third quarter 2007 was 1.56%, compared to 1.63% for second quarter 2007 and 1.77% for third quarter 2006.

    The efficiency ratio for third quarter 2007 was 47.01%, compared to 46.38% for second quarter 2007 and 45.26% for third quarter 2006. The increase in the efficiency ratio over second quarter 2007 was due to the decrease in loan sale gains and the increase in salaries and employee benefits expense and an increase in other expense, as a result of the $668 thousand arbitration settlement during the third quarter of 2007.

    Capital

    At September 30, 2007, the Company continued to exceed the regulatory capital requirements to be classified as a "Well-Capitalized." The Leverage Ratio was 10.98% compared to 11.10% June 30, 2007 and 10.91% at September 30, 2006. The Total Risk-based Capital Ratio was 12.60%, compared to 12.83% at June 30, 2007 and 13.17% at September 30, 2006.

    Earnings Outlook

    Based on the year-to-date results and the outlook for the fourth quarter of 2007, the Company now expects fully diluted earnings per share to range between $1.25 and $1.27.

    Commenting on the outlook, Ms. Kim said, "We expect that our fourth quarter results will be negatively impacted by three trends: 1) we expect to see further compression in our net interest margin as a result of the Fed rate cut; 2) the premiums received on SBA loan sales are declining due to investor expectation of faster prepayment speeds; and 3) deposit growth will continue to be challenging. On the positive side, we expect that these trends will be offset by continued strong loan production and solid asset quality."

    Conference Call and Webcast

    A conference call with simultaneous webcast to discuss the Company's third quarter 2007 financial results will be held tomorrow, October 24 2007 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 866-510-0704 (domestic) or 617-597-5362 (international), passcode 27862857. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com.

    After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through October 31, 2007; the passcode is 36743061.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 19 branches and 8 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.



                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
                   Unaudited (Dollars in Thousands)



Assets                                                         %
                                     9/30/2007   6/30/2007   change
                                    ---------------------------------

Cash and due from banks             $   27,936  $   34,434       -19%
Federal funds sold                       2,000      10,000       -80%
Securities available for sale, at
 fair value                            237,626     194,925        22%
Securities held to maturity, at
 amortized cost (fair value:
 December 31, 2006 - $1,002;
 September 30, 2006 - $1,005)                -           -         -
Federal Home Loan Bank and Federal
 Reserve Bank stock                     14,055      10,772        30%
Loans held for sale, at the lower of
 cost or market                         20,626      17,154        20%
Loans receivable                     1,958,693   1,878,970         4%
Allowance for loan losses              (19,431)    (19,101)        2%
                                    ----------------------------------
  Net loans receivable               1,939,262   1,859,869         4%
                                    ----------------------------------
Accrued interest receivable             10,257       9,074        13%
Premises and equipment, net             11,476      11,585        -1%
Cash surrender value of life
 insurance                              22,695      15,660        45%
Goodwill                                 2,347       2,347         0%
Other intangible assets, net             2,406       2,570        -6%
Other assets                            53,813      47,583        13%
                                    ----------------------------------
  Total assets                      $2,344,499  $2,215,973         6%
                                    ==================================


Liabilities

Deposits                            $1,814,463  $1,798,460         1%
Borrowings from the Federal Home
 Loan Bank                             240,000     120,000       100%
Subordinated debentures                 39,268      39,268         0%
Accrued interest payable                11,445      10,586         8%
Other liabilities                       26,696      45,332       -41%
                                    ----------------------------------
  Total liabilities                  2,131,872   2,013,646         6%
                                    ----------------------------------

Stockholders' Equity

Common stock, $0.001 par value;
 authorized, 40,000,000 shares;
 issued and outstanding, 26,193,672,
 26,181,672, 26,107,672 and
 26,100,672 shares at September 30,
 2007, June 30 2007, December 31,
 2006 and September 30, 2006,
 respectively                       $       26  $       26         0%
Capital surplus                         79,596      79,108         1%
Retained earnings                      134,874     126,811         6%
Accumulated other comprehensive
 income (loss), net                     (1,869)     (3,618)      -48%
                                    ---------------------------------
  Total stockholders' equity           212,627     202,327         5%
                                    ---------------------------------

  Total liabilities and
   stockholders' equity             $2,344,499  $2,215,973         6%
                                    =================================



Assets                                    %                     %
                           12/31/2006   change    9/30/2006   change
                          ---------------------- ---------------------

Cash and due from banks   $    36,300       -23% $   33,799       -17%
Federal funds sold             44,500       -96%      2,500       -20%
Securities available for
 sale, at fair value          162,851        46%    200,461        19%
Securities held to
 maturity, at amortized
 cost (fair value:
 December 31, 2006 -
 $1,002; September 30,
 2006 - $1,005)                 1,000      -100%      1,000      -100%
Federal Home Loan Bank and
 Federal Reserve Bank
 stock                          9,758        44%      9,655        46%
Loans held for sale, at
 the lower of cost or
 market                        15,162        36%      9,103       127%
Loans receivable            1,714,865        14%  1,660,321        18%
Allowance for loan losses     (19,112)        2%    (18,909)        3%
                          --------------------------------------------
  Net loans receivable      1,695,753        14%  1,641,412        18%
                          --------------------------------------------
Accrued interest
 receivable                     8,974        14%      8,425        22%
Premises and equipment,
 net                           11,941        -4%     11,575        -1%
Cash surrender value of
 life insurance                15,113        50%     15,000        51%
Goodwill                        2,347         0%      2,347         0%
Other intangible assets,
 net                            2,899       -17%      3,071       -22%
Other assets                   40,387        33%     40,457        33%
                          --------------------------------------------
  Total assets            $ 2,046,985        15% $1,978,805        18%
                          ============================================


Liabilities

Deposits                  $ 1,712,235         6% $1,649,317        10%
Borrowings from the
 Federal Home Loan Bank        76,000       216%     81,000       196%
Subordinated debentures        39,268         0%     39,268         0%
Accrued interest payable        8,258        39%      9,933        15%
Other liabilities              24,597         9%     22,665        18%
                          --------------------------------------------
  Total liabilities         1,860,358        15%  1,802,183        18%
                          --------------------------------------------

Stockholders' Equity

Common stock, $0.001 par
 value; authorized,
 40,000,000 shares; issued
 and outstanding,
 26,193,672, 26,181,672,
 26,107,672 and 26,100,672
 shares at September 30,
 2007, June 30 2007,
 December 31, 2006 and
 September 30, 2006,
 respectively             $        26         0% $       26         0%
Capital surplus                77,939         2%     77,320         3%
Retained earnings             111,978        20%    103,338        31%
Accumulated other
 comprehensive income
 (loss), net                   (3,316)      -44%     (4,062)      -54%
                          --------------------------------------------
  Total stockholders'
   equity                     186,627        14%    176,622        20%
                          --------------------------------------------

  Total liabilities and
   stockholders' equity   $ 2,046,985        15% $1,978,805        18%
                          ============================================




                          Nara Bancorp, Inc.
                  Consolidated Statements of Income
     Unaudited (Dollars in Thousands, Except for Per Share Data)



                                   Three Months Ended,
                   ---------------------------------------------------
                                             %                   %
                    9/30/2007   6/30/2007  change   9/30/2006  change
                   ---------------------------------------------------

Interest income:
 Interest and fees
  on loans         $    42,752 $    40,289      6% $    37,818     13%
 Interest on
  securities             2,613       2,105     24%       2,340     12%
 Interest on
  federal funds
  sold and other
  investments              201         682    -71%         470    -57%
                   ---------------------------------------------------
  Total interest
   income               45,566      43,076      6%      40,628     12%
                   ---------------------------------------------------

Interest expense:
 Interest on
  deposits              17,613      16,903      4%      14,799     19%
 Interest on other
  borrowings             2,818       1,963     44%       1,403    101%
                   ---------------------------------------------------
  Total interest
   expense              20,431      18,866      8%      16,202     26%
                   ---------------------------------------------------

Net interest
 income before
 provision for
 loan losses            25,135      24,210      4%      24,426      3%
Provision for loan
 losses                  1,550       1,350     15%       1,170     32%
                   ---------------------------------------------------
Net interest
 income after
 provision for
 loan losses            23,585      22,860      3%      23,256      1%
                   ---------------------------------------------------

Non-interest
 income:
 Service fees on
  deposit accounts       1,841       1,685      9%       1,471     25%
 Net gains on
  sales of SBA and
  other loans            2,177       2,491    -13%         922    136%
 Other income and
  fees                   1,872       1,935     -3%       1,951     -4%
                   ---------------------------------------------------
  Total non-
   interest income       5,890       6,111     -4%       4,344     36%
                   ---------------------------------------------------

Non-interest
 expense:
 Salaries and
  employee
  benefits               7,298       6,723      9%       6,346     15%
 Occupancy               2,155       2,109      2%       1,993      8%
 Furniture and
  equipment                699         684      2%         562     24%
 Advertising and
  marketing                456         484     -6%         421      8%
 Data processing
  and
  communications           798         870     -8%       1,029    -22%
 Professional fees         541       1,049    -48%         815    -34%
 Other                   2,638       2,144     23%       1,855     42%
                   ---------------------------------------------------
  Total non-
   interest
   expense              14,585      14,063      4%      13,021     12%
                   ---------------------------------------------------
Income before
 income taxes           14,890      14,908      0%      14,579      2%
Income taxes             6,108       6,138      0%       5,910      3%
                   ---------------------------------------------------
Net Income         $     8,782 $     8,770      0% $     8,669      1%
                   ===================================================

Earnings Per
 Share:
 Basic             $      0.34 $      0.34         $      0.33
 Diluted           $      0.33 $      0.33         $      0.33

Average Shares
 Outstanding
 Basic              26,189,368  26,165,254          25,949,931
 Diluted            26,497,773  26,502,862          26,407,185



                                       Nine Months Ended September 30,
                                       -------------------------------
                                                                 %
                                           2007        2006    change
                                       -------------------------------

Interest income:
 Interest and fees on loans            $   121,285 $   105,399     15%
 Interest on securities                      6,771       6,284      8%
 Interest on federal funds sold and
  other investments                          1,378       2,723    -49%
                                       -------------------------------
  Total interest income                    129,434     114,406     13%
                                       -------------------------------

Interest expense:
 Interest on deposits                       50,815      40,312     26%
 Interest on other borrowings                6,539       3,696     77%
                                       -------------------------------
  Total interest expense                    57,354      44,008     30%
                                       -------------------------------

Net interest income before provision
 for loan losses                            72,080      70,398      2%
Provision for loan losses                    3,880       2,392     62%
                                       -------------------------------
Net interest income after provision
 for loan losses                            68,200      68,006      0%
                                       -------------------------------

Non-interest income:
 Service fees on deposit accounts            5,146       4,528     14%
 Net gains on sales of SBA and other
  loans                                      5,888       3,735     58%
 Other income and fees                       5,571       5,559      0%
                                       -------------------------------
  Total non-interest income                 16,605      13,822     20%
                                       -------------------------------

Non-interest expense:
 Salaries and employee benefits             20,735      20,240      2%
 Occupancy                                   6,339       5,727     11%
 Furniture and equipment                     2,008       1,630     23%
 Advertising and marketing                   1,602       1,697     -6%
 Data processing and communications          2,622       3,000    -13%
 Professional fees                           2,436       2,275      7%
 Other                                       6,852       5,711     20%
                                       -------------------------------
  Total non-interest expense                42,594      40,280      6%
                                       -------------------------------
Income before income taxes                  42,211      41,548      2%
Income taxes                                17,351      17,099      1%
                                       -------------------------------
Net Income                             $    24,860 $    24,449      2%
                                       ===============================

Earnings Per Share:
 Basic                                 $      0.95 $      0.95
 Diluted                               $      0.94 $      0.93

Average Shares Outstanding
 Basic                                  26,159,584  25,679,893
 Diluted                                26,514,819  26,247,283




                          Nara Bancorp, Inc.
                          Supplemental Data
     Unaudited (Dollars in Thousands, Except for Per Share Data)

                            (Annualized)              (Annualized)
                         At or for the Three       At or for the Nine
                            Months Ended,             Months Ended,
                   ---------------------------------------------------
Profitability
 measures:         9/30/2007 6/30/2007 9/30/2006  9/30/2007 9/30/2006
                   ------------------------------ --------------------
ROA                     1.56%     1.63%     1.77%      1.53%     1.70%
ROE                    16.85%    17.53%    20.36%     16.56%    20.26%
Net interest
 margin, including
 loan prepayment
 fee income             4.67%     4.72%     5.25%      4.67%     5.16%
Net interest
 margin, excluding
 loan prepayment
 fee income             4.55%     4.61%     5.11%      4.58%     5.07%
Efficiency ratio       47.01%    46.38%    45.26%     48.03%    47.83%

Yield on loan
 portfolio              8.87%     8.84%     9.28%      8.81%     9.01%
Cost of total
 deposits               3.94%     3.82%     3.55%      3.85%     3.27%
   Primary
    interest
    spread              4.93%     5.02%     5.73%      4.96%     5.74%

Yield on interest-
 earning assets         8.47%     8.39%     8.73%      8.39%     8.38%
Cost of interest-
 bearing
 liabilities            5.00%     4.94%     4.74%      4.95%     4.37%
   Net interest
    spread              3.47%     3.45%     3.99%      3.44%     4.01%

Cost of funds           4.08%     3.94%     3.70%      3.98%     3.42%
   Net interest
    spread
    (including
    effect of non-
    interest
    bearing demand
    deposits)           4.39%     4.45%     5.03%      4.41%     4.96%

Cost of interest-
 bearing deposits       4.96%     4.89%     4.61%      4.90%     4.23%
Cost of jumbo
 deposits               5.35%     5.33%     5.18%      5.32%     4.72%
Cost of time
 deposits               5.29%     5.25%     5.06%      5.25%     4.65%
Cost of FHLB
 advances               4.47%     4.31%     4.74%      4.35%     4.51%
Cost of other
 borrowings             5.22%     5.46%     6.81%      5.40%     6.75%




                               For the Three Months Ended
                   ---------------------------------------------------
                                             %                   %
                    9/30/2007   6/30/2007  change   9/30/2006  change
                   ---------------------------------------------------
AVERAGE BALANCES
Gross loans,
 includes loans
 held for sale     $1,928,293  $1,823,323       6% $1,629,345      18%
Interest-earning
 assets             2,152,115   2,053,087       5%  1,862,304      16%
Total assets        2,258,958   2,156,121       5%  1,959,562      15%

Interest-bearing
 deposits           1,419,778   1,383,014       3%  1,284,143      11%
Interest-bearing
 liabilities        1,635,547   1,526,908       7%  1,366,506      20%
Non-interest-
 bearing demand
 deposits             368,321     387,143      -5%    383,587      -4%
Net interest
 earning assets       516,568     526,179      -2%    495,798       4%
Stockholders'
 equity               208,496     200,162       4%    170,273      22%


                                          For the Nine Months Ended
                                       -------------------------------
                                                                 %
                                         9/30/2007  9/30/2006  change
                                       -------------------------------
AVERAGE BALANCES
Gross loans, includes loans held for
 sale                                    1,836,424  1,560,465      18%
Interest-earning assets                  2,058,125  1,820,573      13%
Total assets                             2,161,190  1,914,598      13%

Interest-bearing deposits                1,383,889  1,270,224       9%
Interest-bearing liabilities             1,545,279  1,343,223      15%
Non-interest-bearing demand deposits       374,504    372,133       1%
Net interest earning assets                512,846    477,350       7%
Stockholders' equity                       200,150    160,878      24%


LOAN PORTFOLIO COMPOSITION:                                    %
                                     9/30/2007   6/30/2007   change
                                    ----------------------------------

Commercial loans                    $  658,298  $  624,873         5%
Real estate loans                    1,269,092   1,217,296         4%
Consumer and other loans                33,207      38,792       -14%
                                    ----------------------------------
  Loans outstanding                  1,960,597   1,880,961         4%
Unamortized deferred loan fees - net
 of costs                               (1,904)     (1,991)       -4%
                                    ----------------------------------
  Loans, net of deferred loan fees
   and costs                         1,958,693   1,878,970         4%
Allowance for loan losses              (19,431)    (19,101)        2%
                                    ----------------------------------
Loan receivable, net                $1,939,262  $1,859,869         4%
                                    ==================================

LOAN PORTFOLIO COMPOSITION:                %                   %
                             12/31/2006  change   9/30/2006  change
                            ----------------------------------------

Commercial loans            $   565,759      16% $  520,253      27%
Real estate loans             1,102,072      15%  1,089,705      16%
Consumer and other loans         49,201     -33%     53,132     -38%
                            ----------------------------------------
  Loans outstanding           1,717,032      14%  1,663,090      18%
Unamortized deferred loan
 fees - net of costs             (2,167)    -12%     (2,769)    -31%
                            ----------------------------------------
  Loans, net of deferred
   loan fees and costs        1,714,865      14%  1,660,321      18%
Allowance for loan losses       (19,112)      2%    (18,909)      3%
                            ----------------------------------------
Loan receivable, net        $ 1,695,753      14% $1,641,412      18%
                            ========================================




                             For the Three Months Ended
                -----------------------------------------------------
ALLOWANCE FOR                               %                   %
 LOAN LOSSES:    9/30/2007   6/30/2007    Change   9/30/2006  Change
                ----------- ----------- --------- -------------------
Balance at
 Beginning of
 Period         $   19,101  $   18,752         2% $   18,168       5%
Provision for
 Loan Losses         1,550       1,350        15%      1,170      32%
Recoveries              87         396       -78%        218     -60%
Charge Offs         (1,307)     (1,397)       -6%       (647)    102%
                ----------- ----------- --------- -------------------
Balance at End
 of Period      $   19,431  $   19,101         2% $   18,909       3%
                =========== =========== ========= ===================
Net charge-
 off/Average
 gross loans
 (annualized)         0.25%       0.22%                 0.11%


                                          For the Nine Months Ended
                                        ------------------------------
ALLOWANCE FOR LOAN LOSSES:                                       %
                                         9/30/2007  9/30/2006  Change
                                        ------------------------------
Balance at Beginning of Period          $   19,112 $   17,618       8%
Provision for Loan Losses                    3,880      2,392      62%
Recoveries                                     674      1,293     -48%
Charge Offs                                 (4,235)    (2,394)     77%
                                        ------------------------------
Balance at End of Period                $   19,431 $   18,909       3%
                                        ==============================
Net charge-off/Average gross loans
 (annualized)                                 0.26%      0.09%


NON-PERFORMING
 ASSETS           9/30/2007   6/30/2007   12/31/2006   9/30/2006
                 ----------- ----------- ------------ -----------
Delinquent Loans
 90 days or more
 on Non-Accrual
 Status          $    5,491  $    5,757  $     3,271  $    3,983
Delinquent Loans
 90 days or more
 on Accrual
 Status                   -           -            -           -
                 ----------- ----------- ------------ -----------
Total Non-
 Performing
 Loans                5,491       5,757        3,271       3,983
Other real
 estate owned             -           -            -           -
Restructured
 Loans                  621         222          298         606
                 ----------- ----------- ------------ -----------
Total Non-
 Performing
 Assets          $    6,112  $    5,979  $     3,569  $    4,589
                 =========== =========== ============ ===========
Non-Performing
 Assets/ Total
 Assets                0.26%       0.27%        0.17%       0.23%
Non-Performing
 Loans/Gross
 Loans                 0.28%       0.31%        0.19%       0.24%
Allowance for
 loan losses/
 Gross Loans           0.99%       1.02%        1.11%       1.14%
Allowance for
 loan losses/
 Non-Performing
 Loans                  354%        332%         584%        475%


DEPOSIT COMPOSITION                                             %
                                     9/30/2007   6/30/2007    Change
                                    ----------- ----------- ---------
  Non-interest-bearing demand
   deposits                         $  370,100  $  396,074        -7%
  Money market and other               266,039     259,241         3%
  Saving deposits                      147,987     144,381         2%
  Time deposits of $100,000 or more    869,879     829,940         5%
  Other time deposits                  160,458     168,824        -5%
                                    ----------- ----------- ---------
    Total deposit balances          $1,814,463  $1,798,460         1%
                                    =========== =========== =========


DEPOSIT COMPOSITION                        %                    %
                             12/31/2006  Change   9/30/2006   Change
                            -------------------- --------------------
  Non-interest-bearing
   demand deposits          $   407,519      -9% $  386,263       -4%
  Money market and other        184,199      44%    202,157       32%
  Saving deposits               141,611       5%    138,567        7%
  Time deposits of $100,000
   or more                      768,727      13%    726,900       20%
  Other time deposits           210,179     -24%    195,430      -18%
                            -------------------- --------------------
    Total deposit balances  $ 1,712,235       6% $1,649,317       10%
                            ==================== ====================


DEPOSIT
 COMPOSITION (%)  9/30/2007   6/30/2007   12/31/2006   9/30/2006
                 ----------- ----------- ------------ -----------
  Non-interest-
   bearing
   demand
   deposits            20.4%       22.1%        23.8%       23.4%
  Money market
   and other           14.7%       14.4%        10.7%       12.3%
  Saving
   deposits             8.2%        8.0%         8.3%        8.4%
  Time deposits
   of $100,000
   or more             47.9%       46.1%        44.9%       44.1%
  Other time
   deposits             8.8%        9.4%        12.3%       11.8%
                 ----------- ----------- ------------ -----------
    Total
     deposit
     balances         100.0%      100.0%       100.0%      100.0%
                 =========== =========== ============ ===========



CAPITAL RATIOS    9/30/2007   6/30/2007   12/31/2006   9/30/2006
                 ----------- ----------- ------------ -----------
  Total
   stockholders'
   equity        $  212,627  $  202,327  $   186,627  $  176,622
Tier 1 risk-
 based capital
 ratio                11.67%      11.87%       12.16%      12.09%
Total risk-based
 capital ratio        12.60%      12.83%       13.21%      13.17%
Tier 1 leverage
 ratio                10.98%      11.10%       11.18%      10.91%
Book value per
 share           $     8.12  $     7.73  $      7.15  $     6.77
Tangible book
 value per share $     7.94  $     7.54  $      6.95  $     6.56
Tangible equity
 to tangible
 assets                8.88%       8.93%        8.88%       8.68%




Non-GAAP Disclosure Reconciliation
For the Three and Nine Months Ended September 30, 2007

Net Income as Adjusted is a measure of income that differs from net income measured in accordance with generally accepted accounting principles ("GAAP"). Net income as Adjusted excludes the $668 thousand arbitration settlement costs incurred during the quarter.

                                    (Dollars in Thousands, Except for
                                              Per Share Data)

                                                               Net
3rd Quarter 2007                                              Income
                                                                as
                                      Net Income Adjustments  Adjusted
                                    ------------ ----------- ---------
Income before income taxes          $    14,890       $  668   $15,558
Income taxes                              6,108          274     6,382
                                    ------------ ----------- ---------
Net income                          $     8,782       $  394   $ 9,176
                                    ============ =========== =========

EPS - diluted                       $     0.331       $0.015   $ 0.346
                                    ============ =========== =========


Diluted Average Shares outstanding   26,497,773
Quarterly Effective Tax Rate              41.02%

                                    (Dollars in Thousands, Except for
                                              Per Share Data)

                                                               Net
YTD 2007                                                      Income
                                                                as
                                      Net Income Adjustments  Adjusted
                                    ------------ ----------- ---------
Income before income taxes          $    42,211       $  668   $42,879
Income taxes                             17,351          274    17,625
                                    ------------ ----------- ---------
Net income                          $    24,860       $  394   $25,254
                                    ============ =========== =========

EPS - diluted                       $     0.938       $0.015   $ 0.952
                                    ============ =========== =========


Diluted Average Shares outstanding   26,514,819
YTD Effective Tax Rate                    41.11%



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             Financial Relations Board
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